EX-99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Goldman Sachs Trust of our reports dated January 25, 2023, relating to the financial statements and financial highlights of each of the funds listed in Appendix A (collectively, the “Funds”), which appear in the Funds’ Annual Reports on Form N-CSR for the period ended November 30, 2022. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
January 31, 2023

Appendix A

Fund Book	Fund
Financial Square Funds	Goldman Sachs Financial Square Treasury Instruments Fund

Financial Square Funds	Goldman Sachs Financial Square Federal Instruments Fund

Investor Funds	Goldman Sachs Investor Money Market Fund